EXHIBIT 23(F)

CohnReznick LLP
cohnreznick.com

Independent Auditor’s Consent

We consent to the inclusion in the Registration Statement on Form S-1/A of TIAA Real Estate Account of (i) our report dated November 27, 2017 with respect to the Statement of Revenue and Certain Operating Expenses of AMLI at Naperville for the year ended December 31, 2016; (ii) our report dated January 3, 2018 with respect to the Statement of Revenue and Certain Operating Expenses of Bridgepointe Shopping Center for the year ended December 31, 2016; (iii) our report dated January 4, 2018 with respect to the Statement of Revenue and Certain Operating Expenses of Orion on Orpington for the year ended December 31, 2016; (iv) our report dated February 1, 2018 with respect to the Statement of Revenue and Certain Operating Expenses of Frontera Industrial Business Park for the year ended December 31, 2016; (v) our report dated February 2, 2018 with respect to the Statement of Revenue and Certain Operating Expenses of Broward Industrial Portfolio for the year ended December 31, 2016; (vi) our report dated February 26, 2018 with respect to the Statement of Revenue and Certain Operating Expenses of Village Crossing Phase 1 for the year ended December 31, 2016; (vii) our report dated March 6, 2018 with respect to the Statement of Revenue and Certain Operating Expenses of Carrington Park for the year ended December 31, 2017. We also consent to the reference to our firm under the caption Experts.

/s/ CohnReznick LLP
Charlotte, North Carolina
April 25, 2018